                                                                     EXHIBIT 3.3


                              ARTICLES OF AMENDMENT
                       TO THE SECOND AMENDED AND RESTATED
                                   CHARTER OF
                             PRIVATE BUSINESS, INC.

         Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Amendment to its Second Amended and Restated Charter:

         1. The name of the corporation is Private Business, Inc. (the "Corporation").

         2. Article Fourth of the Corporation's Second Amended and Restated Charter is hereby amended by the addition of the following provision:

            Simultaneously with the effective date of this amendment (the "Effective Date"), each three (3) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the "Reverse Stock Split"), into one
         (1) share of the Corporation's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by three (3) times the average of the closing bid and asked price per share of Common Stock as quoted on Nasdaq for the five (5) trading days immediately preceding the Effective Date. If more than one
         (1) Old Certificate shall be surrendered at one (1) time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's transfer agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one (1) share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Second Amended and Restated Charter to the "Common Stock" shall, after the Effective Date, refer to the "New Common Stock."

         3. The above amendment was adopted on August 9, 2001.

         4. The above amendment was duly approved by the board of directors and the shareholders of the Corporation in accordance with the provisions of the Corporation's Second Amended and Restated Charter and the Tennessee Business Corporation Act.

         5. The amendment shall be effective when these Articles of Amendment are filed with the Secretary of State.

         IN WITNESS WHEREOF, the undersigned, in his capacity solely as an officer of the Corporation, has executed these Articles of Amendment on behalf of the Corporation, this 9th day of August, 2001.


                                    PRIVATE BUSINESS, INC.



                                    By: /s/ Fred P. Read
                                        ----------------------------------------
                                    Name:    Fred P. Read
                                          --------------------------------------
                                    Title: Chief Financial Officer
                                           -------------------------------------